SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2004

AirNet Communications Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-28217	59-3218138
(Commission File Number)	(IRS Employer Identification No.)

3950 Dow Road, Melbourne, Florida 32934

(Address of Principal Executive Offices) (Zip Code)

(321) 953-6600

(Registrant’s Telephone Number, Including Area Code)

Item 5.	Other Events

On April 22, 2004, AirNet Communications Corporation entered into a Securities Purchase Agreement with several institutional investors for the issuance and sale in a private offering of 6,060,609 shares of its Common Stock at a price of $0.9075 per share (the “Shares”) for aggregate gross proceeds of $5,500,000 and for the issuance of Warrants to purchase 3,030,307 shares of its Common Stock at an exercise price of $1.32 per share, and the Company agreed to issue Warrants to purchase 125,000 shares of its Common Stock to its placement agent at an exercise price of $1.32 per share (collectively the “Warrant Shares”). The Company anticipates closing the transaction in the next few days. The Company has agreed to register the Shares and the Warrant Shares for resale with the Securities and Exchange Commission.

The sale of the Shares in this transaction will provide working capital to support the Company’s operations through 2004 and into 2005. The investment of over $5 million in equity will considerably strengthen the Company’s balance sheet. The Company believes this investment of working capital and improvement to its balance sheet will enhance the Company’s relationships with its customers, prospective customers and suppliers. The increase in stockholders’ equity resulting from the transaction will help the Company in its efforts to continue compliance with the Nasdaq National Market System listing maintenance standard of at least $10 million of stockholders’ equity. The Company believes the Nasdaq National Market listing provides the best available market for shareholder liquidity.

The Company issued a press release announcing this transaction on April 23, 2004, a copy of which is attached as Exhibit 99.1. The details of this transaction are set forth in the Securities Purchase Agreement, which is attached as Exhibit 10.1. In connection with the issuance and sale of Common Stock and Warrants, the Company and each of SCP Private Equity Partners II, L.P., TECORE, Inc., Mellon Ventures, L.P. and SCP Private Equity Partners, L.P. executed a Consent, Waiver and Lockup Agreement, which is attached as Exhibit 10.2. The description of the proposed investment in this Current Report on Form 8-K is qualified in its entirety by reference to the Securities Purchase Agreement and the other exhibits hereto.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits:

Exhibit Number	Exhibit Title

10.1	Securities Purchase Agreement dated April 22, 2004

10.2	Consent, Waiver and Lockup Agreement dated April 21, 2004

99.1	Press Release dated April 23, 2004

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AirNet Communications Corporation

By	/s/ Stuart P. Dawley

Stuart P. Dawley Vice President, General Counsel & Secretary

Date: April 23, 2004

EXHIBIT INDEX

Exhibit No.	Description
10.1	Securities Purchase Agreement dated April 22, 2004
10.2	Consent, Waiver and Lockup Agreement dated April 21, 2004
99.1	Press Release dated April 23, 2004